Exhibit 99.1
clickNsettle.com, Inc. Announces Proposed Sale of 51% of the Company to Investor Group Led by Dr. Phillip Frost
MIAMI, FL — December 20, 2007 — clickNsettle.com, Inc. (CLIK.OTC.BB) today announced that it entered into a Stock Purchase Agreement with a small group of investors, led by Dr. Phillip Frost. The agreement calls for clickNsettle.com to, subject to shareholder approval, implement a one-for-ten reverse stock split, increase its authorized common and preferred shares, and sell to the investor group unregistered shares constituting 51% of its post-reverse split outstanding shares on a fully-diluted basis. The purchase price is expected to be an amount equal to approximately net cash and cash equivalents of the Company on the closing date after deducting liabilities and costs, including costs and expenses of this transaction. The Company expects that closing of the transactions will occur during the first quarter of 2008.
Dr. Frost is the Chairman and Chief Executive Officer of Opko Health, Inc., a specialty healthcare company focused on the treatment, diagnosis and prevention of ophthalmic diseases. Previously, Dr. Frost founded IVAX Corporation and served as its Chairman of the Board of Directors and Chief Executive Officer from 1987 until its sale to Teva Pharmaceuticals Industries Ltd., in January 2006. Dr. Frost has served as Vice Chairman of the Board of Directors of Teva since the completion of the acquisition of IVAX.
About clickNsettle.com, Inc.:
clickNsettle.com, Inc. is a “shell company” with no operating assets or business. The Company provided alternative dispute resolution services until the sale of its operating business in 2005. Since 2005 the Company has not had an operating business. Control of the Company was acquired by a group of investors led by Glenn L. Halpryn and Steven Jerry Glauser in September 2007. The Company’s plan of business will be to identify and evaluate a merger or other business combination with an operating company. No assurance can be given as to when or if the Company will be successful in doing so.
Forward Looking Statements:
This release contains forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the pending matters and transactions considered by clickNsettle.com may not proceed as contemplated, and by all other matters specified in clickNsettle.com’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. clickNsettle.com does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the clickNsettle.com’s filings with the Securities and Exchange Commission, including its most recent periodic report.
Contact:
clickNsettle.com, Inc.
Glenn L. Halpryn, Chairman and Chief Executive Officer
305-573-4112